Toni Perazzo
Chief Financial Officer
(650) 340-1888                                          FOR IMMEDIATE RELEASE

       AEROCENTURY CORP. REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS

         (BURLINGAME, CA), January 31, 2005 -- AeroCentury Corp. (ASE:ACY), an independent aircraft leasing company, today reported its operating results for fourth quarter 2004.

         For the quarter ended December 31, 2004, the Company reported revenues of $4.0 million compared with revenues of $2.1 million for 2003. For the year ended December 31, 2004, the Company reported revenues of $10.9 million compared with revenues of $8.9 million for 2003.

         The Company had operating lease revenue of $2.4 million for the fourth quarter 2004 compared to $2.1 million for the same period in 2003. The Company had operating lease revenue of $9.0 million for the year ended December 31, 2004 compared to $8.8 million for 2003. The changes are primarily because of the combined effect of increased operating lease revenue from aircraft purchased during 2004 and the re-lease of an aircraft which had been off lease in 2003. These increases were partially offset by lower lease rates for several aircraft in 2004 and a portion of 2003 and the effect of aircraft off lease during the year 2004.

         The Company reported net income of $743,000 or $0.48 per share for the fourth quarter of 2004 as compared to net income of $26,000 or $0.02 per share for the fourth quarter of 2003. The Company had net income of $266,000 or $0.17 per share for the twelve months of 2004 and a net loss for the twelve months of 2003 of ($1,340,000) or ($0.87) per share.

         The fourth quarter of 2004 included a gain on sale of aircraft and aircraft engines of approximately $1,727,000 as a result of the sale of a pool of twenty-four of the Company's turboprop engines. Net gain on sale of aircraft and aircraft engines was approximately $1,748,000 for the twelve months ended December 31, 2004 as a result of the fourth quarter sale of the engines as well as the sale of an additional engine during the third quarter of 2004, which resulted in a gain of approximately $172,000, which was partially offset by a $151,000 loss on sale of a deHavilland DHC-7 aircraft during the third quarter. There were no sales in 2003.

         Other income was approximately $213,000 lower in the three months ended December 31, 2004 versus the same period in 2003 and approximately $15,000 higher in the twelve months ended December 31, 2004 versus the same period in 2003, as a result of the accounting for one of the Company's notes receivable.

         Included in net income for the three-month period of 2004 was an impairment charge of approximately $193,000 for one aircraft, based on its estimated net sale proceeds pursuant to an agreement to sell the aircraft in early 2005, and a net charge of approximately $111,000 related to the allowance on the note receivable, discussed above. Included in net income for the three months ended December 31, 2003 was a reversal of a $150,000 bad debt charge in connection with the end-of-lease return of one of the Company's aircraft.

                                                           (more)


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         Included in net income for the year 2004, in addition to the items discussed above were: (i) charges to maintenance expense, bad debt expense and legal fees totaling approximately $570,000 in connection with the early return during the third quarter of two aircraft and (ii) an impairment charge of approximately $463,000 related to another of the Company's aircraft. Included in net loss for the year of 2003, in addition to the items discussed above, were charges to maintenance expense, bad debt expense and legal fees totaling $2,177,000 in connection with the default by the lessee of two aircraft and a $250,000 bad debt charge in connection with the end-of-lease return of another aircraft.

         Depreciation was approximately $76,000 and $194,000 higher in the three months and twelve months ended December 31, 2004 versus the same periods in 2003, respectively, and management fees were approximately $61,000 and $78,000 higher in the three-month and twelve-month periods of 2004 compared to 2003, respectively, primarily because of the purchase of aircraft in 2004, the effect of which was partially offset by sales of assets.

         Interest expense was $145,000 and $480,000 higher in the three-month and twelve-month periods, respectively, of 2004 versus 2003 primarily as a result of higher average interest rates arising from a combination of changes in the Company's credit facility pricing in the third quarter of 2003 and higher market interest rates upon which the Company's revolving credit facility variable interest rates are based, the effect of which was partially offset by a lower average principal balance in 2004.

         Maintenance expense was $188,000 higher in the three-month period in 2004 versus 2003 primarily as a result of the Company's periodic review of the adequacy of its maintenance reserves and because, in 2003, the Company revised downward its estimate for maintenance on an aircraft. Maintenance expense was $1,245,000 lower in the twelve-month period in 2004 versus 2003 because, even though the Company incurred maintenance expense in connection with the early return of two aircraft in the third quarter of 2004, and incurred additional expenses in connection with its periodic review and expenses associated with off-lease aircraft in 2004, the total of those amounts was less than the maintenance expense incurred in connection with a lessee default in 2003.

         Professional fees and general and administrative expenses were approximately $135,000 lower in the three months ended December 31, 2004 compared to the same period in 2003 primarily because of lower legal fees related to both the Company's credit facility and re-lease of aircraft, and a reversal of fees accrued in connection with the note receivable discussed above. Professional fees and general and administrative expenses were approximately $10,000 higher in the twelve months ended December 31, 2004 versus 2003 primarily as a result of higher accounting fees and fees paid in connection with the note receivable mentioned above. These increases were partially offset by lower legal fees related to the Company's credit facility and re-lease of aircraft.

         Insurance expense was $18,000 and $35,000 higher in the three-month and twelve-month periods, respectively, during 2004 as compared to 2003 primarily as a result of the Company having to provide owner coverage for more off-lease days in 2004 as compared to 2003. This increase was partially offset by lower rates per dollar of coverage in 2004 versus 2003.

                                                  (See tables following.)

                                AeroCentury Corp.
                         Selected Financial Information
                                   (Unaudited)



                                              For the                For the               For the Year           For the Year
                                           Quarter Ended          Quarter Ended               Ended                   Ended
                                         December 31, 2004      December 31, 2003       December 31, 2004       December 31, 2003
                                               -----                  -----                   -----                   -----



Summary of Operations:
Operating lease revenue                         $ 2,431,920           $ 2,096,020             $ 8,995,720             $ 8,764,040
Gain on disposal of aircraft and
  aircraft engines                                1,727,080                     -               1,748,140                       -
Other income                                     ( 160,290)                52,580                 159,980                 145,470
                                                -----------           -----------             -----------             -----------
Total revenues                                    3,998,710             2,148,600              10,903,840               8,909,510
                                                -----------           -----------             -----------             -----------


  Depreciation                                      916,560               840,250               3,554,620               3,360,600
  Interest                                          689,980               545,480               2,420,580               1,940,920
  Management fees                                   529,160               467,960               1,988,290               1,909,850
  Maintenance                                       355,810               168,310                 846,660               2,091,200
  Provision for impairment                          193,350                     -                 656,650                       -
  Insurance expense                                 102,000                84,360                 304,450                 269,950
  Professional fees and
    general and administrative                       32,050               167,060                 582,870                 572,750
  Bad debt expense                                        -              150,000)                 146,750                 899,910
                                                -----------           -----------             -----------             -----------
                                                  2,818,910            2,123,420               10,500,870              11,045,180
                                                -----------           -----------             -----------             -----------
Income / (loss) before taxes                      1,179,800                25,180                 402,970             (2,135,670)
Tax provision / (benefit)                           436,430                ( 460)                 136,600               (795,370)
                                                -----------           -----------             -----------             -----------
Net income / (loss)                             $  743,370              $  25,640              $  266,370           $( 1,340,300)
                                                ===========             =========             ===========           =============
Weighted average common
     shares outstanding                           1,543,257             1,543,257               1,543,257               1,543,257
                                                ===========             =========             ===========           =============
Earnings / (loss) per share                      $    0.48              $    0.02               $    0.17             $    (0.87)
                                                ===========             =========             ===========           =============



                                             December 31, 2004     September 30, 2004       December 31, 2003
                                                  ----                    ----                    ----


Summary Balance Sheet:
Total assets                                   $ 83,931,530               $72,726,270        $ 73,659,210
Total liabilities                              $ 65,134,350               $54,672,460        $ 55,128,400
Shareholders' equity                           $ 18,797,180               $18,053,810        $ 18,530,810




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